UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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MPG OFFICE TRUST, INC.

(Name of Registrant as Specified In Its Charter)
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SUPPLEMENT DATED JULY 10, 2013
(to Proxy Statement dated June 7, 2013)

This supplement is being mailed on or about July 11, 2013, to common stockholders of record as of May 24, 2013 of MPG Office Trust, Inc. (the “Company”). The information included herein supplements and should be read in conjunction with the definitive proxy statement dated June 7, 2013 (the “proxy statement”), relating to an agreement and plan of merger dated as of April 24, 2013, as amended, which we refer to as the merger agreement, by and among the Company, MPG Office, L.P. (the “Partnership”), Brookfield DTLA Holdings LLC, a Delaware limited liability company (which was converted from a Delaware limited partnership on May 10, 2013) (“Brookfield DTLA”), Brookfield DTLA Fund Office Trust Investor Inc. (“Sub REIT”), Brookfield DTLA Fund Office Trust Inc. (“REIT Merger Sub”) and Brookfield DTLA Fund Properties LLC (“Partnership Merger Sub”). Pursuant to the merger agreement, the Company will merge with and into REIT Merger Sub, with REIT Merger Sub surviving the merger. Defined terms used but not defined herein have the meanings set forth in the proxy statement.

If you are a common stockholder of the Company and have not already authorized a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the proxy statement is required by any common stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. For more information about how to authorize a proxy, see “The Special Meeting—Manner of Authorizing a Proxy” beginning on page 17 of the proxy statement. For more information about revocation of proxies and voting instructions, see “The Special Meeting—Revocation of Proxies or Voting Instructions” on page 18 of the proxy statement.

Supplemental Disclosures

Amendment to the Merger Agreement

On July 10, 2013, the Company, the Partnership, Brookfield DTLA, Sub REIT, REIT Merger Sub and Partnership Merger Sub entered into a second amendment to the merger agreement (the “second amendment”) to permit the Company to release certain third parties from standstill provisions under confidentiality agreements entered into with the Company. This description of the second amendment is subject to, and qualified in its entirety by, reference to the full text of the second amendment, which is reproduced below for insertion into the proxy statement as a new Annex F thereto. We urge you to read the second amendment carefully and in its entirety.

Memorandum of Understanding

As previously disclosed in the proxy statement, after the announcement of the execution of the merger agreement, five putative class actions on behalf of holders of the Company’s common stock were filed against the Company, the members of the board of directors of the Company, the Partnership, Brookfield Office Properties Inc., Sub REIT, REIT Merger Sub, Partnership Merger Sub and Brookfield DTLA Inc. Two of these suits, captioned Coyne v. MPG Office Trust, Inc., et al., No. BC507342, and Masih v. MPG Office Trust, Inc., et al., No. BC507962, were filed in the Superior Court of the State of California in Los Angeles County on April 29, 2013 and May 3, 2013, respectively. The other three suits, captioned Kim v. MPG Office Trust, Inc. et al., No. 24-C-13-002600, Perkins v. MPG Office Trust, Inc., et al., No. 24-C-13-002778, and Dell’Osso v. MPG Office Trust, Inc., et al., No. 24-C-13-003283, were filed in the Circuit Court for Baltimore City, Maryland on May 1, 2013, May 8, 2013 and May 22, 2013, respectively. We refer to these putative class actions collectively as the “common stock merger litigation.” The common stock merger litigation relates to the merger agreement.

On July 10, 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, the Company and the other named defendants in the common stock merger litigation signed a memorandum of understanding (the “MOU”), regarding a proposed settlement of all claims asserted therein. The MOU provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release of all asserted claims. The asserted claims will not be released until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. Additionally, as part of the MOU, the Company has agreed (i) to make certain additional disclosures related to the proposed merger, which are set forth below, (ii) to amend the merger agreement to permit the Company to release third parties currently subject to confidentiality agreements with the Company from any standstill restrictions contained in such agreements, and (iii) to file a Current Report on Form 8-K and related press release. Finally, in connection with the proposed settlement, the plaintiffs intend to seek, and the defendants have agreed to pay, an award of attorneys’ fees and expenses in an amount to be determined by the Superior Court of the State of California in Los Angeles County. This payment will not affect the amount of consideration to be received by the Company’s stockholders pursuant to the terms of the merger agreement.

The additional disclosures set forth below supplement the disclosure contained in the proxy statement and should be read in conjunction with the disclosure contained therein. Nothing contained in this supplement, the MOU or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The following additional disclosures supplement the existing disclosures contained in the proxy statement under the heading “Background of the Merger” beginning on page 21:

Background of the Merger

The fourth sentence in the last paragraph on page 22 is replaced with the following:

“With the Board’s consent, senior management and one of the independent directors held a series of meetings with more than five recognized potential financial advisors during late February 2012 and early March 2012.”

The following is added after the third sentence in the first full paragraph on page 24:

“These requirements included having total assets and shareholders’ equity in excess of certain minimum thresholds, being regularly engaged in owning and operating real estate comparable to the Company’s Downtown Los Angeles properties and satisfying certain organizational structure requirements, among others.”

The following is added after the words “capital sources” in the second sentence in the last paragraph on page 24:

“(the “third party confidentiality agreements”)”

The first two sentences in the third full paragraph on page 27 are replaced with the following:

“Prior to the October 22, 2012 bid deadline, each of the bidders were encouraged to improve the terms of their respective proposals. However, no bids were submitted at the October 22, 2012 bid deadline. At the Board’s request, the financial advisors continued discussions with each of the three bidders in an effort to obtain bids.”

The following is added after the last sentence in the third full paragraph on page 27:

“In determining not to pursue individual asset sales, the Board had concluded that such sales would detract from the Company’s core strengths as a dominant owner of Downtown Los Angeles trophy-quality office assets, which could make the Company less attractive to investors who valued that market share, and therefore could make it more difficult to effect a whole-company transaction that maximized value for the Company common stockholders.”

The following is added to the end of romanette (iii) in the first partial paragraph on page 30:

“, including the employment agreement with Ms. Samuelson, who was subsequently promoted to Vice President and Chief Accounting Officer on March 29, 2013.”

The following is added to the end of the last sentence in the first partial paragraph on page 30:

“, including Ms. Samuelson.”

The following is added to the end of the thirteenth sentence in the second partial paragraph on page 30:

“, including Ms. Samuelson.”

The following is added after the last sentence in the third full paragraph on page 34:

“As consideration for the sale of these joint venture interests, the Company received approximately $42.0 million in net proceeds. In addition, as a result of the transaction, the Company’s property management agreement with respect to One California Plaza was terminated.”

The following is added after the sixth full sentence in the partial paragraph on page 35:

“This expression of interest was preliminary, and the potential private equity bidder had not indicated any pricing or other basic terms for a potential transaction.”

The following is added after the last full paragraph on page 43:

“On July 9, 2013, the Board unanimously approved a proposed memorandum of understanding (“MOU”) to be entered into with the plaintiffs in the common stock merger litigation. The Board also unanimously approved a second proposed amendment to the merger agreement to permit the Company to release third parties from the standstill provisions contained in the third party confidentiality agreements, as contemplated by the MOU. In connection with these approvals, the Board determined that, although the Company and other defendants in the common stock merger litigation had valid defenses to all claims such that the lawsuits were without merit, it was in the best interests of the Company to enter into the MOU and the amendment in order to minimize litigation costs and facilitate settlement of the common stock merger litigation. On July 10, 2013, the Company and BPO executed the second amendment to the merger agreement. Additionally, through the press release issued by the Company on July 10, 2013, the Company released third parties, including those bidders identified as Investor Group A, Investor B and Investor C, currently subject to the third party confidentiality agreements from any standstill restrictions contained in such agreements.”

The following additional disclosures supplement the existing disclosures contained in the proxy statement under the heading “Opinions of the Company’s Financial Advisors” beginning on page 51:

Opinions of the Company’s Financial Advisors

The following is added after the last sentence in the second full paragraph on page 55:

“In the analyses described below, Wells Fargo Securities took into account the Company’s planned disposition of properties to the extent reflected in management’s projections and estimated net operating loss carryforwards which the Company’s management anticipated could be utilized by the Company to offset gains attributable from the Company’s planned disposition of properties and reduce (subject to applicable statutory limitations) federal and state income taxes payable by the Company.”

The first sentence in the paragraph with the sub-heading “Net Asset Value Analysis” on page 55 is replaced with the following:

“Wells Fargo Securities performed a net asset valuation of the Company, based on internal estimates of the Company’s management, both as of the then most recent quarterly period (as of March 31, 2013) and as of the subsequent six-month period (as of September 30, 2013) after certain of the Company’s property dispositions were projected by the Company’s management to occur.”

The following is added to the end of the fifth sentence in the paragraph with the sub-heading “Liquidation Analysis” on page 56:

“based on Wells Fargo’s professional judgment and taking into account, among other factors, a cost of equity calculation and estimated return on equity for an investment in a highly-levered liquidating entity.”

The first sentence in the paragraph with the sub-heading “Discounted Cash Flow Analysis” on page 56 is replaced with the following:

“Wells Fargo Securities performed a discounted cash flow analysis of the Company utilizing internal estimates of the Company’s management with respect to the Company as a going concern to calculate a range of implied present values of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the nine months of the fiscal year ending December 31, 2013 through the full fiscal year ending December 31, 2017 and terminal values for the Company based on gross asset values of the Company’s remaining properties as of December 31, 2017.”

The third sentence in the paragraph with the sub-heading “Discounted Cash Flow Analysis” on page 56 is replaced with the following:

“The present values (as of March 31, 2013) of the unlevered free cash flows and terminal values were then calculated using a discount rate range of 9.0% to 11.0% based on a weighted average cost of capital calculation.”

The following is added after the last sentence in the second full paragraph on page 60:

“In the analyses described below, BofA Merrill Lynch took into account the Company’s planned disposition of properties to the extent reflected in management’s projections and estimated net operating loss carryforwards which the Company’s management anticipated could be utilized by the Company to offset gains attributable from the Company’s planned disposition of properties and reduce (subject to applicable statutory limitations) federal and state income taxes payable by the Company.”

The first three sentences in the paragraph with the sub-heading “Corporate-Level Discounted Cash Flow Analysis” on page 62 are replaced with the following:

“BofA Merrill Lynch performed a discounted cash flow analysis of the Company with respect to the Company as a going concern based on Company forecasts to calculate a range of implied present values of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the nine months of the fiscal year ending December 31, 2013 through the three months ending March 31, 2018. BofA Merrill Lynch calculated terminal values for the Company by applying to the Company’s next 12 months (as of March 31, 2018) estimated net operating income a range of exit capitalization rates of 5.60% to 6.10% based on BofA Merrill Lynch’s professional judgment and taking into account, among other things, implied per square foot values. The present values (as of March 31, 2013) of the unlevered free cash flows and terminal values were then calculated using a discount rate range of 8.5% to 10.5% based on a weighted average cost of capital calculation.”

The following is added to the end of the fifth sentence in the paragraph with the sub-heading “Liquidation Analysis” on page 63:

“based on BofA Merrill Lynch’s professional judgment and taking into account, among other factors, the Company’s cost of equity in relation to the Company’s then current leverage and projected leverage at the end of the liquidation forecast period.”

The third full paragraph on page 65 is replaced with the following:

“In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company, BPO and certain of their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including having (i) acted or acting as a lender under certain credit facilities and (ii) provided or providing certain treasury management services. From January 1, 2011 through the first quarter of 2013 (the approximate two-year period prior to the date of BofA Merrill Lynch’s opinion rendered on April 24, 2013), BofA Merrill Lynch and its affiliates received less than $5.0 million in the aggregate from BPO and certain of its affiliates, and less than $100,000 in the aggregate from the Company and its affiliates, for corporate, commercial and investment banking services unrelated to the merger.”

The following additional disclosures supplement the existing disclosures contained in the proxy statement under the heading “Certain Prospective Financial Information Reviewed by the Company” beginning on page 65:

Certain Prospective Financial Information Reviewed by the Company

The following is added before the last sentence in the partial paragraph on page 66:

“The unaudited prospective financial information set forth below was prepared and is presented on a cash basis. Accordingly, the information does not reflect non-cash charges, including depreciation, amortization or stock-based compensation under GAAP.”

The following is deleted from romanette (ii) in the first full paragraph on page 67:

“sale of”

The following is added after the footnotes to the summary chart of Unlevered Going Concern Cash Flow Projections on page 67:

“Indebtedness and Capital Lease Information Utilized in Net Asset Value Analyses

In connection with the Net Asset Value analyses performed by each of the financial advisors and summarized under the section entitled “The Merger—Proposal 1—Opinions of the Company’s Financial Advisors” on page 51, the Company provided the financial advisors with the following information regarding indebtedness and capital leases encumbering its properties as of March 31, 2013 and September 30, 2013 (all dollar amounts in thousands):

Property	Indebtedness and Capital Leases as of March 31, 2013	Estimated Indebtedness and Capital Leases as of September 30, 2013

US Bank Tower	$260,000	$—	(1)
Plaza Las Fuentes	44,135	—	(1)
KPMG Tower	361,636	352,916
777 Tower	273,276	273,000
Gas Company Tower	458,000	—	(1)
Wells Fargo Tower	550,085	—	(1)
Total	$1,947,132	$625,916
__________

(1)	Net asset valuation analysis assumes disposition of asset prior to September 30, 2013.”

Update on Litigation Relating to the Merger

On June 4, 2013, the plaintiffs in the Kim Action and the Perkins Action filed identical, amended complaints in the Circuit Court for Baltimore City, Maryland. On June 5, 2013, the plaintiffs in the Masih Action also filed an amended complaint in the Superior Court of the State of California in Los Angeles County. The three amended complaints, as well as the Dell’Osso complaint, also allege that the proxy statement filed by the Company with the SEC on May 21, 2013 is false and/or misleading because it fails to include certain details of the process leading up to the merger and fails to provide adequate information concerning the opinions of the Company’s financial advisors.

On June 20, 2013, a lawsuit captioned Cohen v. MPG Office Trust, Inc. et al., No. 24‑C-13-004097, was filed on behalf of the Company’s preferred stockholders in the Circuit Court for Baltimore City, Maryland. On July 2, 2013, a second lawsuit, captioned Donlan v. Weinstein, et al., No. 24-C-13-004293, was filed on behalf of the Company’s preferred stockholders in the Circuit Court for Baltimore City, Maryland. In each of these lawsuits, the plaintiffs allege, among other things, that, by entering into the merger agreement and tender offer, the Company breached the Articles Supplementary, which governs the issuance of the Company preferred shares, that the Company’s directors breached their fiduciary duty by agreeing to the merger agreement that violated the preferred stockholders’ contractual rights and that the relevant Brookfield Parties named as defendants aided and abetted those breaches of contract and fiduciary duty. The plaintiffs seek an injunction against the proposed merger, rescission or rescissory damages in the event the merger has been consummated, an award of fees and costs, including attorneys’ and experts’ fees, and other relief.

On July 10, 2013, the Company entered into a MOU with the plaintiffs of the Coyne, Masih, Kim, Perkins and Dell’Osso Actions. The MOU provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release of all asserted claims. The asserted claims will not be released until such stipulation of settlement is approved by the court. Additionally, as part of the MOU, the Company has agreed (i) to make certain additional disclosures related to the proposed merger, (ii) to amend the merger agreement to permit the Company to release third parties currently subject to confidentiality agreements with the Company from any standstill restrictions contained in such agreements, and (iii) to file a Current Report on Form 8-K and related press release. Finally, in connection with the proposed settlement, the plaintiffs intend to seek, and the defendants have agreed to pay, an award of attorneys’ fees and expenses in an amount to be determined by the Superior Court of the State of California in Los Angeles County. This payment will not affect the amount of consideration to be received by the Company’s stockholders pursuant to the terms of the merger agreement.

Annex F – Second Amendment to the Merger Agreement

The following Annex F is added beginning after page E-4:

“Annex F

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 10, 2013, is entered into by and among MPG Office Trust, Inc., a Maryland corporation, MPG Office, L.P., a Maryland limited partnership, Brookfield DTLA Holdings LLC, a Delaware limited liability company (which was converted from a Delaware limited partnership on May 10, 2013), Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation, Brookfield DTLA Fund Office Trust Inc., a Maryland corporation, and Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of April 24, 2013, by and among the Parties (as amended by that certain Waiver and First Amendment to Agreement and Plan of Merger, dated as of May 19, 2013, the “Agreement”).
WHEREAS, Section 10.04 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and
WHEREAS, the Parties wish to amend the Agreement in order to permit the Company to waive certain standstill provisions of the Third Party Confidentiality Agreements.
NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.     Amendment to the Agreement. The following provision shall be inserted into the Agreement as a new Section 7.04(f): Notwithstanding anything to the contrary in the Agreement, including, without limitation, this Section 7.04, the Company shall be permitted to release any Person from, and amend or waive, any standstill or similar provision under any Third Party Confidentiality Agreement.
2.    Full Force and Effect. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.
3.    Mutual Drafting. Each Party hereto has participated in the drafting of this Amendment, which each Party acknowledges is the result of extensive negotiations between the Parties.
4.    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

5.    Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.
6.    Governing Law. This Amendment, and all claims or causes of actions arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by, construed, interpreted and enforced in accordance with, the Laws of the State of Maryland, without regard to laws that may be applicable under conflicts of laws principles. All Actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereto hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Amendment brought by any Party hereto, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 10.02 of the Agreement. Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by Law.
7.    Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Amendment and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

BROOKFIELD DTLA HOLDINGS LLC

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INC.

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND PROPERTIES LLC

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

[Signature Page to Second Amendment to Agreement and Plan Merger]

MPG OFFICE TRUST, INC.

By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel

MPG OFFICE, L.P.

By:	MPG Office Trust, Inc.
a Maryland corporation, its sole general partner

	By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel”

[Signature Page to Second Amendment to Agreement and Plan Merger]
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